SELIGMAN INVESTMENT GRADE FIXED INCOME FUND, INC.

                       STATEMENT OF ASSETS AND LIABILITIES
                                 August 23, 2001

Assets

Cash                                                               $100,003
Deferred costs                                                     $ 89,100
                                                                   --------
      Total assets                                                 $189,103

Liabilities

Accrued expenses payable                                           $ 89,100
                                                                   --------
Commitments and contingencies
(Notes 1 and 2)

Net assets equivalent to $7.14 per share
(applicable to 9,806 Class A shares, 1,400 Class B shares,
1,400 Class C shares and 1,400 Class D shares of capital
stock, $.001 par value; 1,000,000,000 shares authorized)
                                                                   $100,003
                                                                   ========


Notes to Financial Statements

Note 1. Organization

     Seligman Investment Grade Fixed Income Fund, Inc. (the "Fund") was incorporated in the State of Maryland on June 21, 2001 as an open-end, diversified management investment company. The Fund offers four classes of shares - Class A shares, Class B shares, Class C shares and Class D shares. The Fund has had no operations other than those related to organizational matters and the sale and issuance to Seligman Advisors, Inc. (the "Distributor") of 14,006 shares of capital stock for $100,003 on August 23, 2001.

     Deferred costs include the costs incurred in connection with the initial offering of the Fund's shares. Deferred costs will be amortized to expense over twelve months on a straight-line basis starting with the commencement of operations.

     The costs incurred, and to be incurred, in connection with the organization of the Fund, will be paid by J. & W. Seligman & Co. Incorporated (the "Manager") or the Distributor. Such costs are estimated to be $10,500.

Note 2. Management Agreement

     The Management Agreement provides that the Fund will pay the Manager monthly a management fee at the annual rate of 0.50% of the Fund's average daily net assets.

     Until December 31, 2004, the Manager has voluntarily agreed to waive its fee and/or reimburse expenses of the Fund to the extent that total expenses of the Fund, excluding (i) fees payable pursuant to the Management Agreement and the Administration, Shareholder Services and Distribution Plan adopted by the Fund, (ii) interest on any borrowings and (iii) any extraordinary expenses, exceed an annual rate of 0.50% of average net assets of the Fund.

Note 3. Income Taxes

     The Fund intends to meet the requirements of the Internal Revenue Code of 1986 applicable to regulated investment companies and as such will not be subject to federal income taxes.